KPMG LLP (KPMG) served as the independent registered public accounting firm of PGIM High Yield Bond Fund, Inc., for the fiscal years ended May 31, 2019 and May 31, 2020. KPMG’s reports on the financial statements for the fiscal years ended May 31, 2019 and May 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. Through December 12, 2019, the date of dismissal, and during such fiscal year-ends, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on PGIM High Yield Bond Fund, Inc.’s financial statements for such period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Fund’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for PGIM High Yield Bond Fund, Inc.’s fiscal year ending May 31, 2021, thereby replacing KPMG effective upon completion of their May 31, 2020 audit and issuance of their report thereon. Through December 12, 2019 and during PGIM High Yield Bond Fund, Inc.’s fiscal years ended May 31, 2019 and May 31, 2020, neither PGIM High Yield Bond Fund, Inc., nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on PGIM High Yield Bond Fund, Inc.’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

July 27, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PGIM High Yield Bond Fund, Inc., and under the date of July 20, 2020, we reported on the financial statements of PGIM High Yield Bond Fund, Inc. as of and for the years ended May 31, 2020 and 2019. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the audit and issuance of our report thereon dated July 20, 2020.

We have read the statements made by PGIM High Yield Bond Fund, Inc. included under Item 13(a)(4) of Form N-CSR dated July 27, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and PGIM High Yield Bond Fund, Inc.’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither PGIM High Yield Bond Fund, Inc., nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the PGIM High Yield Bond Fund, Inc.’s financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP